UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2018

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Menorat Hamaor St. Tel Aviv, Israel	6744832
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 776-6804

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01	Other Events.

InspireMD, Inc. (the “Company”) announced today its Stockholders’ Equity as of March 31, 2018 and its pro forma Stockholders’ Equity as of March 31, 2018, which incorporates the closing of the Company’s underwritten public offering of 2,857,143 shares of its common stock at a price to the public of $1.75 per share on April 2, 2018 (the “Public Offering”). Following the closing of the Public Offering on April 2, 2018, the Company used $300,000 of the net proceeds of the Public Offering to purchase 46,875 shares of outstanding Series C Convertible Preferred Stock at a per share purchase price equal to the stated value of the Series C Convertible Preferred Stock. After adjusting for the Public Offering and the redemption of the Series C Convertible Preferred Stock, the Company is pleased to announce Stockholders’ Equity of approximately $5.2 million on a pro forma basis for March 31, 2018.

Pro-forma Stockholders’ Equity

The following table sets forth the Company’s Stockholders’ Equity position as of March 31, 2018, as adjusted on a pro forma basis to reflect the Public Offering:

InspireMD, INC.

Pro Forma Stockholder’s Equity

(U.S. dollars in thousands)

Balance at March 31, 2018	1,044

April 2 fundraising, net*	4,445
Series C Redemption*	(300)

Pro forma equity, as of March 31, 2018, as adjusted*	5,189

* Not reviewed by independent auditors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: May 15, 2018	By:	/s/ Craig Shore
	Name:	Craig Shore
	Title:	Chief Financial Officer